Exhibit 99.1

EARNINGS RELEASE

For Immediate Release

Contact: Raymond M. Soto (203) 853-0700

BOLT TECHNOLOGY ANNOUNCES THIRD QUARTER RESULTS AND QUARTERLY DIVIDEND PAYMENT

NORWALK, CT, April 24, 2013 – Bolt Technology Corporation (NASDAQ Global Select Market: BOLT) today announced financial results for the third quarter and the first nine months of fiscal year 2013.

Sales for the third quarter of fiscal year 2013, the three months ended March 31, 2013, amounted to $11,243,000 compared to $12,993,000 for the third quarter of fiscal year 2012. Net income for the quarter amounted to $1,381,000 ($0.16 per share) compared to $1,585,000 ($0.18 per share) for the third quarter of fiscal year 2012.

Sales for the nine months ended March 31, 2013 amounted to $39,921,000 compared to $37,153,000 for the same nine month period in fiscal year 2012. Net income for the period amounted to $4,786,000 ($0.56 per share) compared to $4,251,000 ($0.49 per share) in the first nine months of fiscal year 2012.

Raymond M. Soto, Bolt’s chairman and CEO, commented, “In the third quarter of fiscal year 2013, sales and net income decreased 13% compared to last year’s third quarter. The decreases in sales and net income are primarily due to a 25% decrease in sales at our underwater robotics business. This decrease in sales at our underwater robotics business is largely attributable to a delay in the shipment of an order in excess of $1,000,000 caused by customer requested additional add-on features which delayed shipment beyond March 31, 2013.”

Mr. Soto continued, “Sales for the nine months ended March 31, 2013 increased 7% over the nine months ended March 31, 2012, reflecting a $4,800,000 increase in marine seismic equipment sales, partially offset by a $2,000,000 decrease in underwater robotics sales. Net income for the first nine months of fiscal year 2013 increased 13% to $4,786,000 compared to $4,251,000 last year, primarily due to the higher sales by our marine seismic equipment businesses.”

Mr. Soto further commented, “I am pleased to report that today the Board of Directors approved a quarterly dividend of $0.07 per common share, payable on July 5, 2013 to stockholders of record on June 5, 2013.”

Mr. Soto noted, “We recently announced receipt of a $4,600,000 order for a Seismic Energy Source System which is scheduled for shipment in September 2013. This order includes the first order for our recently introduced SmartSourceTM digital controller which we believe is an important milestone towards further growth in our marine seismic equipment business.”

Mr. Soto concluded, “It is difficult to predict the effect, if any, that the recent US budget cuts, together with continued global economic and political uncertainties, will have on our businesses, especially our underwater robotics business. Nevertheless, we believe that fiscal year 2013 should be another successful year for our Company.”

About Bolt Technology Corporation

Bolt Technology Corporation is a leading worldwide developer and manufacturer of marine seismic data acquisition equipment used for offshore oil and natural gas exploration. Bolt, through its SeaBotix Inc. subsidiary, is also a developer and manufacturer of remotely operated robotic vehicles systems used for a variety of underwater tasks.

Forward Looking Statements

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These include statements about anticipated financial performance, future revenues and earnings, dividends, business prospects, new products, anticipated energy industry activity, anticipated market performance, planned production and shipping of products, expected cash needs and similar matters. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation (i) the risk of technological change relating to the Company’s products and the risk of the Company’s inability to develop new competitive products in a timely manner, (ii) the risk of changes in demand for the Company’s products due to fluctuations in energy industry activity, (iii) the Company’s reliance on certain significant customers, (iv) risks associated with a significant amount of foreign sales, (v) the risk of fluctuations in future operating results, (vi) risks associated with global economic conditions, (vii) risks of changes in environmental or regulatory matters and (viii) other risks detailed in the Company’s filings with the Securities and Exchange Commission. The Company believes that forward-looking statements made by it are based on reasonable expectations. However, no assurances can be given that actual results will not differ materially from those contained in such forward-looking statements. The words “estimate,” “project,” “anticipate,” “expect,” “predict,” “believe,” “may,” “could,” “should” and similar expressions are intended to identify forward-looking statements.

BOLT TECHNOLOGY CORPORATION

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2013	2012	2013	2012
Sales	$11,243,000	$12,993,000	$39,921,000	$37,153,000
Costs and expenses	9,266,000	10,783,000	32,819,000	31,092,000
Income before income taxes	1,977,000	2,210,000	7,102,000	6,061,000
Provision for income taxes	596,000	625,000	2,316,000	1,810,000
Net Income	$1,381,000	$1,585,000	$4,786,000	$4,251,000

Earnings per share (diluted)	$0.16	$0.18	$0.56	$0.49

Average shares outstanding (diluted)	8,627,000	8,575,000	8,605,000	8,606,000

BOLT TECHNOLOGY CORPORATION

Condensed Consolidated Balance Sheets (Unaudited)

	March 31,			March 31,
	2013	2012		2013	2012
Assets			Liabilities and Stockholders’ Equity
Current Assets			Current Liabilities
Cash and cash equivalents	$20,801,000	$20,790,000	Accounts payable	$1,505,000	$1,758,000
Accounts receivable	8,868,000	9,202,000	Accrued expenses	2,026,000	2,050,000
Inventories	17,660,000	17,828,000	Contingent earnout liability	-	500,000
Deferred income taxes	551,000	575,000	Income taxes payable	-	264,000
			Dividends payable	604,000	429,000
Other	1,186,000	953,000		4,135,000	5,001,000
	49,066,000	49,348,000	Contingent earnout liability	2,815,000	-
Property and equipment	4,904,000	4,946,000	Deferred income taxes	2,458,000	2,550,000
Goodwill	17,227,000	17,227,000	Total liabilities	9,408,000	7,551,000
Other intangible assets	7,192,000	8,143,000
Other	246,000	223,000	Stockholders’ Equity	69,227,000	72,336,000

	$78,635,000	$79,887,000		$78,635,000	$79,887,000

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